Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193445) pertaining to the 2013 Long-Term Incentive Plan of Cypress Energy Partners, L.P. of our report dated March 30, 2015, with respect to the consolidated financial statements of Cypress Energy Partners, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

Tulsa, Oklahoma
March 30, 2015